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PLIANT CORPORATION COMPLETES ACQUISITION OF UNIPLAST

         SCHAUMBURG, IL, JULY 16, 2001 - - Pliant Corporation has completed the acquisition of Uniplast, Inc. announced on June 18, 2001. Uniplast is a manufacturer of multi-layer packaging films, industrial films and cast-embossed films in the United States and Canada.

         "Our goal is to become a recognized leader in manufacturing value-added film products. The acquisition of Uniplast is an excellent fit for Pliant. It supports our North American strategy for growth and significantly increases our presence in the Canadian film market, particularly the converter (film) market," said Richard P. Durham, Pliant Chairman and Chief Executive Officer.

         Pliant Corporation purchased 100% of the outstanding stock of Uniplast Holdings, Inc. based on a valuation of $55 million. The acquisition was financed by drawings under the company's revolving credit facility and approximately $44 million in new equity issued by Pliant Corporation. The shareholders of Uniplast received shares in Pliant Corporation valued at $15 million. Pliant's existing shareholders, led by J.P. Morgan Partners provided a further $29 million in cash equity injection to finance the purchase.

         In May 2000, J.P. Morgan Partners, formerly Chase Capital Partners, and members of current management purchased Pliant Corporation in a recapitalization transaction valued at $1.065 billion. Pliant Corporation was formed in 1992 to acquire Goodyear Tire and Rubber Company's Film Products Division. Since that time, it has acquired and successfully integrated 13 additional film and flexible packaging businesses.

         Pliant Corporation is one of North America's leading producers of value-added plastic films for flexible packaging, food, personal care, medical, agricultural and industrial applications. With annual sales of approximately $850 million, over 3,000 employees and more than 20 manufacturing and R&D facilities worldwide, Pliant Corporation is committed to delivering superior value to each of its customers.

         Part of this news release contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties are detailed from time to time in Pliant's reports filed with the Securities and Exchange Commission, including but not limited to Pliant's 2000 Annual Report on Form 10-K.